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                                                                    Exhibit 10.8



                                SUPPLY AGREEMENT
                               (SUPPLY TO BUYER)


         This AGREEMENT, made and entered into this 25th day of March, 1997, by and between HENKEL CORPORATION, a Delaware corporation ("HENKEL") and Geo Specialty Chemicals, Inc., an Ohio corporation ("COMPANY");

                             W I T N E S S E T H :

         WHEREAS, HENKEL and COMPANY have executed and delivered an Asset Sale and Purchase Agreement dated February 10, 1997 (the "Asset Sale and Purchase Agreement") pursuant to which COMPANY is acquiring certain of the assets of the Business (as such term is defined in the Asset Sale and Purchase Agreement); and

         WHEREAS, prior to the Closing Date (as defined in the Asset Sale and Purchase Agreement), the Business obtained certain products for use in connection with the Business from other HENKEL plants and businesses which are not part of the Business; and

         WHEREAS, COMPANY desires to continue to obtain the Business' requirements of such products from HENKEL and HENKEL desires to provide the Business' requirements for such products on the terms set forth herein.

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions contained herein and in the Asset Sale and Purchase Agreement, the parties hereto agree as follows:

         1. DEFINITIONS. Capitalized terms used herein without definition have the meanings assigned to them in the Asset Sale and Purchase Agreement.

              "Products" means those products supplied to the Business by other HENKEL businesses prior to the Closing Date, namely:

                  (i) products for use as raw materials or intermediates in the manufacture of products by the Business, which products will be sold by HENKEL to COMPANY at market prices ("Henkel Products"). A complete listing of Henkel Products is attached as Schedule I to this Agreement; and

                  (ii)products made for the Business at HENKEL's Charlotte, North Carolina, Mauldin, South Carolina and Lock Haven, Pennsylvania and other facilities, which products will be sold by HENKEL at prices set forth on
Schedule II on a cost basis ("Toll Products"). A complete listing of Toll Products is attached as Schedule II to this Agreement.
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         2.   SUPPLY OF PRODUCTS.

              (a) During the term of this Agreement, COMPANY shall purchase from HENKEL and HENKEL shall supply to COMPANY the Business' requirements for Henkel Products.

              (b) During the term of this Agreement, COMPANY shall take and HENKEL shall manufacture and package the Business' requirements for Toll Products listed on Schedule II. COMPANY shall pay HENKEL a manufacturing fee as set forth in Schedule II for Toll Products produced and delivered to COMPANY pursuant to this Agreement.

              (c) (i) From time to time during the term of this Agreement, COMPANY will issue orders for Products setting forth specific Products and quantities of each and indicating the shipping designations and desired delivery dates. COMPANY shall issue orders in advance of desired delivery dates consistent with the past practice of the Business.

                  (ii) HENKEL shall provide certificates of analysis for all manufactured Toll Products.

                  (iii) The manufacture and transfer of Products to COMPANY shall be subject to the terms and conditions of sale attached hereto as Schedule III (which terms and conditions have been modified to delete Article 2, Article 3, Article 13, Article 14, Article 15 and Article 16 and to change the time period in Article 7 by which claims may be made to thirty (30) days). In the event that there are any inconsistencies between the terms of this Agreement and the terms on Schedule III, the terms of this Agreement shall govern.

              (d) Products shall be manufactured and packaged in accordance with the specification for Products used by HENKEL immediately prior to the Closing Date.

              (e) During the first year of this Agreement, HENKEL shall have no obligation to sell or manufacture more than One Hundred Ten Percent (110%) of the annual volume of each class of Product set forth on Schedule IV. Thereafter, HENKEL shall have no obligation to sell or manufacture more than One Hundred Ten Percent (110%) of the amount of each class of Product that was sold or manufactured during the previous year. In the event that HENKEL agrees to sell or manufacture quantities of Product in excess of the aforesaid quantities, the purchase price or manufacturing fee for such Product shall be as mutually agreed in writing.

              (f) For purposes of calculating volumes, to the extent that any Toll Product or Henkel Product is modified slightly to create a new, but closely related product, it shall be considered to be the Product that was modified. It shall also be considered to be the Product that was modified for purposes of pricing unless HENKEL can document that the cost of manufacturing the new Product is greater than the cost of manufacturing the original Product.

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              (g) The manufacturing fee for Toll Products may be adjusted on the first day of each calendar quarter but only upon thirty (30) days prior written notice to COMPANY and only to the extent of an actual, documented change in the purchase price of raw materials used to produce the Product. The overhead cost of producing Toll Products may be increased on the first day of each calendar year upon thirty (30) days advance written notice but only to reflect an increase in labor costs and energy costs, which increase shall be determined as follows: The overhead shall be increased by ten percent (10%) of the annual increase in the energy component of the Producer Price Index for Finished Goods, as reported for the month of October by the Department of Labor and by ninety percent (90%) of the annual increase in the Employment Cost Index (Total Compensation) as reported for the third quarter by the Department of Labor. For example, if the overhead cost for a product is Ten Cents ($.10) and the energy component of the Producer Price Index for Finished Goods increases by three percent (3%) as compared to the previous October and the Employment Cost Index (Total Compensation) increases by four percent (4%) as compared to the previous third quarter, the increase in the overhead cost will be calculated as follows:
10% x 3% x $.10 + 90% x 4% x $.10 = $.0003 + $.0036 = an increase of $.0039.
Therefore, the new overhead cost would be $.1039.

              (h) The price of Henkel Products may be adjusted on the first day of each calendar quarter upon twenty (20) days written notice to COMPANY.

              (i) Payment for Product shall be made within thirty (30) days of the date of shipment.

              (j) Each Monday during the term of this Agreement, COMPANY shall provide a forecast of its requirement for Products for the following four (4) weeks.

         3.   ASSIGNMENT.

              This Agreement may not be assigned by either party without the prior written consent of the other party; PROVIDED, HOWEVER, that this Agreement shall be assignable by either party without prior written consent to an Affiliate or to a purchaser of substantially all of the assets of the business or manufacturing plant to which this Agreement relates.

         4.   INTELLECTUAL PROPERTY.

              Nothing contained herein shall grant, or be construed to grant, COMPANY any rights or licenses in the technology or patents relating to Henkel Products supplied hereunder or in the trademarks under which such Products are supplied.

         5.   TERM AND TERMINATION; DEFAULT.

              This Agreement shall remain in effect for an initial term of five
(5) years with respect to Henkel Products and three (3) years with respect to Toll Products beginning on the Closing Date. Thereafter, this Agreement shall be automatically renewed for successive one-year periods, unless

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either party provides prior written notice, at least one-year in advance, of its intent to terminate this Agreement at the end of the initial term or at any time thereafter.

              Any such termination of this Agreement shall be without prejudice to any other remedies which either party may have against the other arising out of such breach or default and shall not affect any rights or obligations of either party arising under this Agreement prior to such termination. In the event of termination by COMPANY, COMPANY shall pay the manufacturing fee for all Toll Products ordered, processed, packaged and available for shipment prior to the effective date of termination and shall reimburse HENKEL for all unused raw materials for Toll Products.

         This Agreement and any rights granted hereunder may be terminated as follows:

              (i) in whole or in part by the mutual written consent of the parties hereto;

              (ii) By either party by written notice to the other party upon any material breach or default of any provision or obligation of this Agreement, including without limitation a material breach of the representations, warranties or covenants set forth herein, and failure to cure such breach or default within sixty (60) days after notice thereof; or

              (iii) upon termination of the Supply Agreement of even date between the parties, relating to the supply of products by COMPANY to HENKEL, at the election of the non-terminating party.

         6. CONFIDENTIALITY AND VERIFICATION. The parties shall use reasonable efforts to maintain the confidentiality of any proprietary or confidential information provided by either party in connection with this Agreement. Each party hereto shall provide the other party with reasonable access to its books and records to permit verification of each party's compliance with the terms of this Agreement

         7. MISCELLANEOUS. This Agreement is a complete and exclusive statement of the terms of this Agreement between the parties with respect to the subject matter hereof and may not be changed, terminated, modified or waived except by an instrument in writing executed by both parties hereto. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. No waiver by COMPANY or HENKEL of any breach of or default under this Agreement shall constitute a wavier of any subsequent breach or default. The parties hereby acknowledge that HENKEL is acting solely in the capacity as an independent contractor and nothing in this Agreement shall be construed to constitute HENKEL as an agent of COMPANY. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns.

         8. NOTICES. Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally; (ii) sent by documented overnight delivery service; (iii) sent by facsimile transmission, provided that a confirmation copy thereof is sent no later than the business day following the day of such transmission by documented overnight delivery service or


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first class mail, postage prepaid; or (iv) sent by first class mail, postage prepaid. Such notice shall be deemed to have been duly given (i) on the date of delivery, if delivered personally; (ii) on the business day after dispatch by documented overnight delivery service, if sent in such manner; (iii) on the date of facsimile transmission, if so transmitted; or (iv) on the fifth business day after sent by first-class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:

         Notices to Seller:

              Henkel Corporation
              2200 Renaissance Boulevard
              Suite 200, The Triad
              Gulph Mills, Pennsylvania 19406
              Attention:  Monika Krug, Vice President

              with a copy to:

                  Henkel Corporation
                  2200 Renaissance Boulevard
                  Suite 200, The Triad
                  Gulph Mills, Pennsylvania 19406
                  Attention:  Ernest G. Szoke, Vice President

         Notices to Buyer:

              Geo Specialty Chemicals, Inc.
              28601 Chagrin Boulevard
              Suite 450
              Cleveland, Ohio 44122
              Attention:  George P. Ahearn





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              with a copy to:

                  Thompson Hine & Flory L.L.P.
                  3900 Key Tower
                  129 Public Square
                  Cleveland, Ohio 44114
                  Attention:  Craig R. Martahus

Either party may, by notice given in accordance with this Section 8, specify a new address for notices under this Agreement.

         9. GOVERNING LAW. The parties hereto agree that all of the provisions of this Agreement and any questions concerning its interpretation and enforcement shall be governed by the laws of the State of Delaware.

         10. FORCE MAJEURE. Neither party shall be responsible for suspension of its performance under this Agreement if such suspension is caused by shortage of raw materials, fire, flood, labor trouble, strikes, riots, acts of God or compliance with rules or regulations or any governmental authority, or by compliance with any order or decision of any court, board or other governmental authority or by any cause beyond the reasonable control of such party. The party claiming the benefit of this Section shall promptly give verbal notification, promptly confirmed in writing, to the other party of the nature and extent of the matter causing the delay and estimated duration of the suspension period.



         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, thereunto duly authorized, as of the date and year first above written.



HENKEL CORPORATION                          GEO SPECIALTY CHEMICALS, INC.


By: /s/ Monika Krug                         By: /s/ George P. Ahearn
   ---------------------------------            --------------------------------
   Monika Krug, Vice President                  George P. Ahearn, President





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